EXHIBIT 10. 64

ADMINISTRATIVE SERVICES AGREEMENT

between

FIC INSURANCE SERVICES, L.P.

Austin, Texas

and

FAMILY LIFE INSURANCE COMPANY

Houston, Texas

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (“Services Agreement”) is made as of the date set forth below by and between FIC INSURANCE SERVICES, L.P. (“Company”), a Texas limited partnership, and FAMILY LIFE INSURANCE COMPANY (“Insurer”), a Texas stock life insurance corporation.

Recitals

WHEREAS, Family Life Corporation, an affiliate of Company, has agreed to sell Insurer to The Manhattan Life Insurance Company (“MLIC”);

WHEREAS, Company now provides administrative and management services to Insurer pursuant to various agreements that will be terminated as of the Closing Date of the sale of Insurer to MLIC;

WHEREAS, Insurer intends to assume the administration of its business as soon as possible but requires continuing administrative services until administration can be assumed by Insurer; and

WHEREAS, Company agrees to provide such administrative services to Insurer from the Closing Date until administration is assumed by Insurer;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Definitions

The capitalized terms used herein shall have the meaning given below.

1.1   Administrative Services. Services that Company is to provide in respect of the Policies during the Service Period, as more fully described at Article II of this Services Agreement.

1.2   Closing Date. The date of the closing of the sale of Insurer to MLIC pursuant to the Stock Purchase Agreement dated December 8, 2006.

1.3   Policies. All policies, riders, endorsements, and other evidences of coverage issued by Insurer and in force as of the Closing Date, including life, health, and accident policies and annuity contracts.

1.4   Producer. Any agent, broker, representative, or subagent of any person having a Producer Agreement.

Administrative Services Agreement

1.5   Producer Agreement. Any written agreement, contract, understanding, or arrangement between Company and any Producer, including any assignments of compensation thereunder, and relating to the solicitation, sale, marketing, production or servicing of any of the Policies.

1.6   Producer Payments. Any expense allowance, commission, override commission, service fee, bonus, profit share or other compensation payable by Company to a Producer pursuant to a Producer Agreement.

1.7   Service Period. The period commencing on the Closing Date and continuing until terminated pursuant to Article III.

ARTICLE II
Administrative Services in the Service Period

2.1   Commitment to Provide. During the Service Period, Company will continue to administer the Policies, including, without limitation, the provision of the Administrative Services described in this Article II.

2.2   Description of the Administrative Services. The Administrative Services shall consist of the following; provided, however, that, except to the extent described below, Company shall provide Administrative Services in a manner consistent with the standards and practices that it utilized in servicing the Policies immediately prior to the Closing Date:

2.2.1   Billing and collection of premiums due under the Policies and the return of unearned premiums.

2.2.2   Preparation of such reports for Insurer as may reasonably be required to calculate premium taxes due under the Policies. Such reports shall be prepared within 30 days of the end of a calendar quarter.

2.2.3   Maintenance of applications, policyholder, premium, and other necessary records, including all computer records, to enable Insurer to determine, at any time, the true and accurate status of the insurance in force under the Policies.

2.2.4   Making available of all records relating to the Policies for audit by Insurer upon the notice. Such records shall include, but not be limited to, policyholder records, in-force listings, premium records, claim forms, itemized billings, and eligibility documentation.

2.2.5   Giving of required notices to Policyholders of any cancellation, non-renewal, or lapse in coverage under the Policies.

2.2.6   Giving of immediate notice to Insurer of any consumer complaint which threatens legal action and the forwarding to Insurer of all written consumer complaints within (48) hours, if possible, but in no instance longer than four (4) business days after receipt thereof, as well as all pertinent files and correspondence relating thereto.

Administrative Services Agreement

2.2.7   Timely delivery of all records and data necessary to transition the administration of the Policies to Insurer in a manner, form and format reasonably acceptable to Insurer provided, however, that Insurer is responsible for providing the format for all records and data transfer which format shall be reasonably acceptable to Company.

2.2.8   Processing of policy loan requests and policy loan repayments received from Policyholders.

2.2.9   Processing of policy changes requested by Policyholders including, but not limited to name changes, address changes, beneficiary changes, reinstatements, assignments, and the like and the preparation and delivery of policy forms, certificates, and endorsements relating to the Policies.

2.2.10   Processing of reports of transactions under the Policies from time to time as reasonably requested by Insurer.

2.2.11   Calculation of reserves on the Policies on not less than a calendar quarter basis, and otherwise as may reasonably be required by Insurer from time to time in order to comply with Insurer’s financial reporting requirements and obligations. Such calculations shall be prepared within 30 days of the end of the related calendar quarter.

2.2.12   Reporting of such information with respect to the Policies as Insurer may reasonably require from time to time for statutory filing and reporting purposes. All requests for such information shall be in writing and shall provide Company with a reasonable time to comply with such requests.

2.2.13   Communication with the Policyholders of the Policies.

2.2.14   The administration and processing of claims under the Policies, including the following:

2.2.14.1   Allowable claims arising under the terms of the Policies shall be paid promptly and accurately in accordance with the terms of this Section. Company’s obligation to pay claims under this Section shall be subject to Insurer’s deposit from time to time as requested by Company, by wire transfer to an account designated by Company, of immediately available funds in an amount equal to such claims of any claims then due and owing. Company also shall have the right to fund the payment of claims allowed under this Section out of the amounts received and held for the account of Insurer pursuant to Section 2.4 hereof.

2.2.14.2   In the event of non-payment of a claim on account of incomplete or insufficient data, receipt of the claim shall be confirmed with, and the reason for nonpayment shall be communicated to, the claimant within thirty (30) business days from date of receipt of the claim form or the period prescribed by applicable law, whichever is less. Claims decisions and payments will be made in compliance with the contractual terms, provisions, and conditions of the Policies

Administrative Services Agreement

2.2.14.3   If Company determines that a claim under a Policy requires investigation or should be denied or if suit is brought with respect to a claim, Insurer shall be promptly notified. Insurer and Company shall consult regarding the disposition of the claim. In the event of disagreement, Insurer shall have final authority over the disposition of the claim.

2.2.14.4   Conform to the reasonable requirements set by Insurer for monthly submission of claims reports.

2.2.14.5   Perform such other claim services as Insurer may reasonably require in connection with the maintenance of the Policies.

2.2.15   Payment of Producer Payments due Producers under Producer Agreements that are in force with respect to the Policies, for the account of Insurer out of premium collected under the Policies, in accordance with Section 2.4 of this Services Agreement.

2.2.16   Such other administrative services as Insurer may reasonably require from time to time in connection with the maintenance, support, and administration of the Policies.
2.3   Compensation. In consideration of Company’s performance of the Administrative Services, Insurer shall pay Company $1.61 per month for each paid-up policy, $5.21 per month for each universal life policy, and $4.61 per month for all traditional and other policies (“Service Fee”) for each month in the Service Period during which Administrative Services under this Article II are provided. If the Service Period ends on other than a month-end date, the Service Fee payable by Insurer shall be prorated for the number of days in the last monthly period during which Administrative Services were provided. In addition, Insurer will pay Company twenty-five thousand dollars ($25,000) for the preparation of each statutory financial statement finally prepared for filing during the Service Period. Company shall render a monthly statement, in arrears, to Insurer covering the Administrative Services rendered in the period. Payment shall be due within ten (10) business days of Insurer’s receipt of Company’s statement; provided, however, that Company has the right to set off and transfer such Payment to Company’s account from the Premium Payments set forth in Section 2.4 of this Services Agreement.

2.4   Premium Payments. Company will hold all amounts collected under the Policies for the account of Insurer in a fiduciary capacity. During the Service Period, Company shall regularly remit to Insurer, on no less than a quarterly basis, the Net Proceeds of transactions under the Policies. For purposes of this Section, “Net Proceeds” means (a) premiums collected, adjusted for reinsurance paid, less (b) benefits paid, net of reinsurance settlements, less (c) Producer Payments paid, less (d) a provision for premium taxes equal to 2.5% of premiums collected, plus or minus (e) such other adjustments as may be specified in this Services Agreement or otherwise be agreed to by the parties; provided, that Company shall have the right to deduct from the remittance of Net Proceeds any Service Fee amount then due and owing to Company for Administrative Services rendered under this Article II.

2.5   Books and Records. During the Service Period, Company will maintain true and accurate Books and Records with respect to the Policies and the Administrative Services provided under the Article II, including such Books and Records as may be required by law.

Administrative Services Agreement

2.6.   Transfer of Servicing. Company agrees to provide all reasonable assistance to Insurer in the transfer to Insurer of the administration of the Policies, including without limitation responding to questions from Insurer in the conversion of computer records and files to the systems of Insurer.

2.7   Negotiation of Checks and Drafts. Company shall be authorized to endorse for payment of all checks, drafts, and money orders payable to Insurer with respect to premiums payable on the Policies. Insurer hereby assigns to Company all of its rights and privileges to draft or debit the accounts of any Policyholders for premiums due under the Policies pursuant to existing pre-authorized bank draft or electronic fund transfer arrangements between Insurer and such Policyholders.

ARTICLE III
Termination

3.1   Effective Date. This Services Agreement is effective as of the Closing Date, subject to the closing of the transactions contemplated in the Stock Purchase Agreement.

3.2   Term & Termination. The initial term of this Services Agreement shall commence on the Closing Date and shall be for a period of three (3) months from the Effective Date. Upon the expiration of the initial term or any renewal term hereof, this Services Agreement shall automatically be renewed for successive additional terms of one (1) month each, except that the total of such automatic renewal terms shall not exceed three (3) months in duration. This Services Agreement shall terminate upon the expiration of the initial term or any subsequent renewal term by either party furnishing prior written notice to the other of its intention to terminate not less than thirty (30) days prior to such expiration date. Upon the furnishing of such notice and expiration of such initial term or any subsequent renewal term, this Services Agreement shall terminate (the “Expiration Date”).

ARTICLE IV
Indemnification and Exculpation

4.1   Indemnification. Insurer shall indemnify and hold harmless Company, its affiliates and their respective directors, officers, agents and employees (each, a “Indemnified Person”) from and against any claims, damages, losses, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”), suffered by Indemnified Person and arising out of or in connection with Administrative Services rendered or to be rendered by any Indemnified Person pursuant to this Services Agreement or the transactions contemplated hereby except to the extent that such Losses are the result of the gross negligence or willful misconduct of such Indemnified Person.

ARTICLE V
Miscellaneous

5.1   Privacy Rights. Pursuant to the provisions of the National Association of Insurance Commissioners Model Insurance Information and Privacy Protection Act, and similar laws and regulations as enacted in various states, the parties recognize that, in the performance of their respective obligations under this Services Agreement, they each may obtain from the other personal or privileged information about individuals collected or received in connection with insurance transactions under the Policies. Each of the parties agrees not to disclose such information to third parties without the individual’s written authorization unless such disclosure is otherwise permitted by law.

Administrative Services Agreement

5.2   Notice Generally. Any and all notices or other communications required or permitted under this Services Agreement shall be in writing and shall be deemed sufficient when (i) mailed by United States registered or certified mail, return receipt requested, (ii) mailed by overnight express mail, (iii) sent by facsimile or telecopy machine, followed by confirmation mailed by first-class mail or overnight express mail, or (iv) delivered in person or by commercial courier at the address set forth below:

Insurer:	Family Life Insurance Company
2727 Allen Pkwy, Suite 500
Houston, TX 77019
Attention: Dan George, President
Fax: (713) 821-6462

Company:	FIC Insurance Services, L.P.
6500 River Place Blvd., Bldg. 1
Austin, TX 78714
Attention: Michael Hydanus
Fax: (512) 404-5129

5.3   Independent Contractors. Each party hereto shall be deemed an independent contractor of the other for all purposes hereunder. This Services Agreement shall not be construed to create the relationship of employer or employee between either party hereto, and shall not create any right or legal relation between either party hereto and any other person or entity.

5.4   Waivers and Amendments. Any term or condition of this Services Agreement may be waived at any time by the party, which is entitled to the benefit thereof by a writing executed by a duly authorized representative of such party. A waiver on any one occasion shall not be deemed a waiver of the same term or condition or any other term or condition on any future occasion. This Services Agreement may be modified or amended only by a writing duly executed by an executive officer of Company and Insurer, respectively.

5.5   Governing Law. Notwithstanding anything herein to the contrary, all provisions of this Services Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law doctrine.

5.6   Venue and Jurisdiction. Company and Insurer hereby irrevocably submit to the exclusive jurisdiction of any county, state, or federal court of general and competent jurisdiction located within the State of Texas with respect to any legal action or proceeding arising out of or connected with this Services Agreement.

Administrative Services Agreement

5.7   Severability. If any provision of this Services Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of Company or Insurer under this Services Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Services Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Services Agreement, and the remaining provisions of this Services Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

5.8   Assignment. This Services Agreement shall not be assigned by either of the parties hereto without the prior written approval of the other party.

5.9   Counterparts. This Services Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5.10         Headings. The headings in this Services Agreement are for convenience only and shall not constitute a part hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Services Agreement to be executed by their duly authorized officers.

FIC INSURANCE SERVICES, L.P.

Date: December 29, 2006	By:	/s/ Michael Hydanus
Michael Hydanus, Interim President & CEO
Financial Industries Corporation,
General Partner of FIC Insurance Services, L.P.

FAMILY LIFE INSURANCE COMPANY

Date: December 29, 2006	By	/s/ David W. Harris
David W. Harris, Chief Executive Officer

Administrative Services Agreement